[LOGO OF METLIFEINVESTORS (R)]

RICHARD C. PEARSON
Executive vice President
General Counsel
800 989-3752
949 629-1317
fax 949 629-1684
dick pearson@investment.com

October 27, 2004

Mr. Rodney J. Chandler
Second Vice President
Metropolitan Life Insurance Company
501 Boylston Street
Eoston, MA 02116

RE: Modified Coinsurance Agreement between MetLife Investors Insurance Company and Metropolitan Life Insurance company, effective as of April 1, 2001 ("Agreement")
     Recapture of Reinsurance

Dear Mr. Chandler:

In accordance with Article VIII, Sections 3 and 4 of the Agreement, this letter gives notice to you of our intent to discontinue reinsurance of newly issued Policies, to recapture the Reinsurance ceded to Metropolitan Life under the Agreement and to terminate the Agreement.

The discontinuance of reinsurance, recapture and termination will be effective November 30, 2004 and terminal settlement in accordance with Article IX of the Agreement will occur on or before December 31, 2004, as mutually agreed by the parties.

MetLife Investors Insurance Company


/s/ Richard C. Pearson
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Richard C. Pearson
Executive Vice President

Acknowledged and accepted as of October 27, 2004 by

Metropolitan Life Insurance Company


By:      /s/ Rodney J. Chandler
         --------------------------------

Title:   Second VP & Actuary
         --------------------------------

                                             MetLife Investors Insurance Company
                                         MetLife Investors USA Insurance Company
                               22 Corporate Plaza Drive, Newport Beach, CA 92660